UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2006

TYCO INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836

(Commission File Number)

Second Floor, 90 Pitts Bay Road

Pembroke, HM 08, Bermuda

(Address of Principal Executive Offices, including Zip Code)

441-292-8674

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material  Definitive Agreement

On January 17, 2006, Tyco International Ltd, and its subsidiaries Tyco International (US) Inc., Tyco Healthcare Group LP, Mallinckrodt, Inc., and Nellcor Puritan Bennett, Inc. (collectively “Nellcor”) entered into a Settlement Agreement and Release of Claims with Masimo Corporation and Masimo Laboratories, Inc. (the “Settlement”) related to a consolidated patent infringement action filed on June 19, 2000 in the United States District Court for the Central District of California. Please see page 28 of the Tyco International Ltd 2005 Form 10-K for a background description of the patent litigation.   Under the terms of the settlement, Tyco on behalf of Nellcor paid Masimo a total of $330.48 million on January 19, 2006, which represents:  (1) $265 million in damages in the patent case for sales through January 31, 2006 (after which the infringing products will no longer be sold) and (2) $65 million as an advance royalty for oximetry sales including Nellcor’s new 06 technology products (“06 Products”) from February 1, 2006 through December 31, 2006.  Under the terms of the settlement, Nellcor receives from Masimo a covenant not to sue on the Nellcor 06 Products as well as a termination of all pending patent litigation with Masimo.   Beginning January 1, 2007, the royalty rate to be paid by Nellcor to Masimo will decrease for the remainder of the agreement.  In March 2011, Nellcor has the option to terminate Masimo’s covenant not to sue and the obligation to pay future royalties on Nellcor’s current products as well as as any next-generation products.

In addition, Nellcor shall discontinue making, offering to sell, selling or shipping any products that the court found infringed on the patents held by Masimo but will continue to provide service and sensors for the previously sold products.   The Settlement does not resolve the Masimo antitrust lawsuit or the related consumer antitrust class lawsuits.

A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated by reference into this Item 1.01.

Item 9.01. Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

99.1	Press release issued January 23, 2006

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ CHRISTOPHER J. COUGHLIN
Christopher J. Coughlin
Executive Vice President, and Chief
Financial Officer

Date: January 23, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued January 23, 2006